Exhibit 99.34

HEADWATERS INCORPORATED

DIRECTORS’ DEFERRED COMPENSATION PLAN

Headwaters Incorporated Directors’ Deferred Compensation Plan

ARTICLE I
Establishment and Purpose	1

ARTICLE II
Definitions	1

ARTICLE III
Eligibility and Participation	6

ARTICLE IV
Deferrals	7

ARTICLE V
Company Contributions	9

ARTICLE VI
Benefits	10

ARTICLE VII
Modifications to Payment Schedules	13

ARTICLE VIII
Valuation of Account Balances; Investments	13

ARTICLE IX
Administration	16

ARTICLE X
Amendment and Termination	17

ARTICLE XI
Informal Funding	17

ARTICLE XII
Claims	18

ARTICLE XIII
General Provisions	18

ARTICLE I

Establishment and Purpose

Headwaters Incorporated (the “Company”) hereby establishes the Headwaters Incorporated Directors’ Deferred Compensation Plan (the “Plan”), effective as of the Effective Date. The purpose of the Plan is to attract and retain Directors by providing them with an opportunity to defer income taxation on certain cash-based Company awards and, when approved by the Committee, to defer meeting fees and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by the Company to pay benefits in the future.  Participants in the Plan shall have the status of general unsecured creditors of the Company. The Company shall be solely responsible for payment of the benefits. The Plan is unfunded for Federal tax purposes and, because only outside Directors are permitted to participate, is not subject to the Employee Retirement Income Security Act of 1974.  Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

2.1          Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of the Company to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component named Accounts to reflect amounts payable at different times and in different forms and/or to reflect terms specific to Deferrals of certain types of Compensation or Company Contributions. Reference to an Account means any such Account or component named Account established by the Committee, as the context requires.

2.2          Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3          Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4          Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s

estate, shall be the Beneficiary if: (i)               the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.5          Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.6          Capital Adjustments. Capital Adjustments means any change that is made in, or other events that occur with respect to, the Company Stock without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.

2.7          Change in Control. Change in Control means any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company.

For purposes of this Section, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements for a change in control as defined in Treas. Reg. Section 1.409A-3(i)(5).

2.8          Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9          Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10        Committee. Committee means the individual or individuals appointed by the Board of Directors of the Company (or the appropriate committee of such board) to administer the Plan. If no designation is made, the Chief Executive Officer of the Company or his delegate shall have and exercise the powers of the Committee.

2.11        Company. Company means Headwaters Incorporated.

2.12        Company Contribution. Company Contribution means a cash-denominated credit by the Company to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan, which the Participant may elect to receive on a deferred basis, in the form of cash or Company Stock, in accordance with the terms and conditions of the Plan.  Company Contributions are credited at the sole discretion of the Company and the fact that the Company Contribution is credited in one year shall not obligate the Company to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.13        Company Stock. Company Stock means shares of common stock issued by Company.

2.14        Compensation.  Compensation means remuneration payable in U.S. currency by the Company for services performed by a Participant that is authorized by the Committee as eligible for Deferral pursuant to terms and conditions of the Plan.  Compensation may include Company awards, retainer fees, meeting fees, or such other cash-based remuneration, if any, that is designated as Compensation eligible for Deferral by the Committee.  Compensation subject to Deferral shall not include any Compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.15        Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and the Company that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different Deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the

Compensation Deferral Agreement, Participants may defer up to 100% of their Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the investment allocation described in Article VIII.  The Committee may authorize different forms of Compensation Deferral Agreements, including electronic versions accessed through a Participant website maintained to support this Plan.

2.16        Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.17        Deferral, Defer, or Deferred. Deferral, Defer, or Deferred means a credit to a Participant’s Account(s), or the entry or past entry of such credit to a Participant’s Account(s), that records that portion of the Participant’s Compensation with respect to which the Participant has elected to forego current receipt in return for a credit to an Account in the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.18        Director.  Director means a member of the Board of Directors of the Company who is not also an Employee.

2.19        Earnings.  Earnings means a positive or negative adjustment to the value of an Account, based upon the allocation of the Account by the Participant among deemed investment options in accordance with Article VIII.

2.20        Effective Date. Effective Date means February 1, 2012.

2.21        Employee.  Employee means a common-law Employee of an Employer.

2.22        Fair Market Value.  Fair Market Value means the closing sale price of the Company Stock at four o’clock p.m. (Eastern Time), on the principal United States national stock exchange on which the Company Stock is traded, as determined by the Committee, or if the Company Stock shall not have been traded on such date, the closing sale price on such stock exchange on the first day prior thereto on which the Company Stock was so traded, or, if the Company Stock is not traded on a United States national stock exchange, such other amount as may be determined by the Committee by any fair and reasonable means.  Fair Market Value determined by the Committee in good faith shall be final, binding and conclusive on all parties.

2.23        Participant. Participant means a Director who has received notification of the earlier of: (i) a Company Contribution made to his or her Account under the Plan; or (ii) his or her eligibility to defer Compensation under the Plan under Section 3.1, and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an active Director.  A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.24        Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.25        Phantom Unit.  A notional unit which is equivalent in value to one share of Company Stock.

2.26        Plan. Generally, the term Plan means the “Headwaters Incorporated Directors’ Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified Directors’ Deferred Compensation Plan or portion thereof that is treated as a single plan under such section.

2.27        Plan Year. Plan Year means January 1 through December 31.

2.28        Retirement/Termination Account. Retirement/Termination Account means Accounts established by the Committee to record the amounts payable to a Participant upon Separation from Service.  A separate Retirement/Termination sub-Account may be maintained for each Plan Year to facilitate administration of Payment Schedules unique to specific Plan Year Deferrals payable upon Separation from Service.  Unless the Plan permits the Deferral of a type of Compensation or Company Contribution to be allocated to a Specified Date Account and the Participant has so designated, all Deferrals and Company Contributions shall be allocated to the Retirement/Termination Account, or if more than one, to the most recently established Retirement/Termination Account on behalf of the Participant.

2.29        Separation from Service.  A Director incurs a Separation from Service upon the termination or other cessation of services performed as a Director of the Company except due to death.  A Separation from Service occurs if, and only if, the termination or other cessation of Directors’ services constitutes a good-faith and complete termination of such services, with no reasonable expectation on the part of the Director or the Company that such services will be continued in the future at any time.  Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

2.30        Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement. A separate Specified Date Account may be maintained for each Plan Year to facilitate administration of Payment Schedules unique to specific Plan Year Deferrals or Company Contributions payable upon a designated specified date.  Unless otherwise provided by the Committee, a Participant may allocate Deferrals or Company Contributions for any single Plan Year to one (1) Specified Date Account.  A Specified Date Account may be identified in enrollment materials as an “In-

Service Account” or such other name as established by the Committee without affecting the meaning thereof.

2.31        Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan upon the occurrence of a specified date elected by the Participant, or upon an earlier Separation from Service, in accordance with Article 6.

2.32        Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).

2.33        Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service in accordance with Article 6.

2.34        Trading Day.  Trading Day means any day on which the exchange(s) or market(s) on which shares of Company Stock are listed or quoted is open for trading.

2.35        Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.36        Valuation Date. Valuation Date means each Business Day.

2.37        Window Period.  Window Period means any period during which trading in Company Stock by the Company’s directors is generally permitted under the applicable trading policies of the Company, as determined by the Company.

2.38        Year of Service. Year of Service means each 12-month period of continuous service with the Employer.

ARTICLE III

Eligibility and Participation

3.1          Eligibility and Participation. A Director becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article V, or (ii) receipt of notification of eligibility to participate.

3.2          Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains a Director.  On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4 and exercise other rights of a Participant under the Plan. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV

Deferrals

4.1          Deferral Elections, Generally.

(a)           A Participant may elect to defer Compensation for a given Plan Year by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee for Compensation to be earned in that Plan Year and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a Plan Year or service period or component of Compensation pertaining to that Plan Year shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee shall have the right to nullify or modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)           The Participant shall specify on his or her Plan Year Compensation Deferral Agreement the amount of Deferrals for that Plan Year and whether to allocate those Deferrals to a Retirement/Termination Account, to a Specified Date Account, or both.  If no designation is made, Deferrals shall be allocated to the Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts, according to permissible Payment Schedules specified in Section 6.2.  If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the default Payment Schedule specified in Section 6.2.

4.2          Timing Requirements for Compensation Deferral Agreements.

(a)           First Year of Eligibility. In the case of the first year in which a Director becomes eligible to participate in the Plan, he or she may submit up to 30 days following his or her initial eligibility a Compensation Deferral Agreement with respect to Compensation to be earned after the date of the Deferral during the remainder of such Plan Year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether a Director may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)           Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the Plan Year in which the Compensation to be Deferred is earned or begins to be earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned or begins to be earned.

(c)           Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

(d)           Certain Forfeitable Rights including Awards. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse (other than as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)). The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability or a change in control, as described above, the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(e)           Company Awards. The Company may unilaterally provide for non-elective Deferrals of Company awards (by making a Company Contribution) prior to the date of such awards.  Deferrals of Company awards may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

4.3          Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account. The Committee may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is first allocated to such accounts).

4.4          Deductions from Compensation. The Committee has the authority to determine the manner in which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5          Vesting. Participant Deferrals shall be 100% vested at all times.

4.6          Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii)  during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph).

ARTICLE V

Company Contributions

5.1          Discretionary Company Contributions. The Company may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Company.  Any such discretionary Company Contributions for the 2012 Plan Year will be credited to a Participant’s Retirement/Termination Account and the Payment Schedule shall be the default Payment Schedule specified in Section 6.2.  Except as provided in Section 8.6(a), a Participant may allocate Company Contributions for subsequent Plan Years to a Retirement/Termination Account, to a Specified Date Account, or both, provided that the allocation is made pursuant to a Compensation Deferral Agreement which is filed and becomes irrevocable no later than December 31 of the year prior to the Plan Year in which the Company Contribution is earned or begins to be earned.  If no timely designation is made, Company Contributions shall be allocated to the Retirement/Termination Account.  A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts, according to permissible Payment Schedules specified in Section 6.2.  If the Payment Schedule is not timely specified in a Compensation Deferral Agreement, the Payment Schedule shall be the default Payment Schedule specified in Section 6.2.

5.2          Vesting. Company Contributions described in Section 5.1 above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at the time that the Company Contribution is made. The Company may, at any time, in its sole discretion, increase a Participant’s vested interest in the Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited.

ARTICLE VI

Benefits

6.1                               Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)                                 Termination Benefit. Upon the Participant’s Separation from Service for reasons other than death, he or she shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to the Account Balances of all Plan Year Retirement/Termination Accounts and the Account Balances of any existing Specified Date Accounts. The Termination Benefit shall be based on the value of those Accounts as of the end of the month in which Separation from Service occurs or such later date as the Committee, in its sole discretion, shall determine. Payment of the Termination Benefit will be made or begin in the month following the month in which Separation from Service occurs.

(b)                                 Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the first business day of January of the year designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made during a 60 day period commencing immediately after the first business day of January of the year designated by the Participant.

(c)                                  Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the Account Balance of the Retirement/Termination Account and the unpaid Account Balances of any Specified Date Accounts, whether or not in pay status. The Death Benefit shall be based on the value of the Accounts as of the end of the month in which death occurred, or such later date as the Committee, in its sole discretion, shall determine, with payment made in the following month.

(d)                                 Change in Control.  In the event of a Change in Control, the Participant shall receive the Account Balance of the Retirement/Termination Account and the unpaid Account Balances of any Specified Date Accounts, whether or not in pay status.

(e)                                  Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

6.2                               Form of Payment.

(a)                                 Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of such benefit as elected in each Plan Year Retirement/Termination Account.  Permissible Payment Schedules include: (i) payable upon Separation from Service in a single lump sum (the default Payment Schedule); (ii) payable upon Separation from Service in substantially equal annual installments over a period of two (2) to fifteen (15) years, as elected by the Participant; or (iii) a percentage of the Termination Benefit payable upon Separation from Service in a lump sum payment with the balance paid in substantially equal annual installments over a period of two (2) to fifteen (15) years, as elected by the Participant.

(b)                                 Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum.

Notwithstanding any election of a form of payment by the Participant for a Specified Date Benefit, upon a Separation from Service of the Participant that occurs prior to the payment date of any Plan Year Specified Date Account, the Account Balance of such Specified Date Account with respect to which payments have not commenced shall be paid in accordance with the Payment Schedule applicable to the Plan Year Retirement/Termination Account for the same Plan Year.

(c)                                  Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum.

(d)                                 Change in Control.  A Participant shall receive his or her distribution upon Change in Control in a single lump sum.

(e)                                  Small Account Balances. The Committee may pay the total Account Balance of the Participant’s Accounts at any time after a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan.

Notwithstanding any Participant election or other provisions of the Plan, a Participant’s Accounts will be paid in a single lump sum if, upon the commencement of his or her Termination Benefit,  the combined value of his or her Accounts is not greater than $25,000.

(f)                                   Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

6.3                               Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VII

Modifications to Payment Schedules

7.1                               Participant’s Right to Modify.  To the extent permitted by the Committee, a Participant may modify any or all of the default or alternative Payment Schedules with respect to a Retirement/Termination or Specified Date Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII.

7.2                               Time of Election. The date on which a modification election is submitted to the Committee must be at least twelve (12) months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3                               Date of Payment under Modified Payment Schedule.  The date payments are to commence under the modified Payment Schedule must be no earlier than five (5) years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4                               Effective Date.  A modification election submitted in accordance with this Article VII becomes effective and irrevocable twelve (12) months after the date of such modification election.

7.5                               Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII

Valuation of Account Balances; Investments

8.1                               Valuation.  Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the appropriate Accounts at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2                               Adjustment for Earnings. Each Account will be adjusted to reflect Earnings on each Business Day.  Adjustments shall reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with an investment option for each portion of the Account allocated to such option (“investment allocation”).

8.3                               Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4                               Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Committee.  Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

Except as provided in Section 8.6(a), a Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5                               Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

8.6                               Company Stock. Notwithstanding any contrary provision of the Plan, and unless otherwise provided by the Committee, the provisions of this Section 8.6 shall apply with respect to any allocation of Company Contributions or Deferrals to the Company Stock investment option, subject to such procedures and limitations as the Committee shall establish.

(a)         Company Contributions.  A Participant shall specify the extent to which a Company Contribution for the 2012 Plan Year shall be allocated to the Company Stock investment option on or before the date that the Company Contribution is credited to the Participant’s Account, or such later date as the Committee may permit.  For subsequent Plan Years, a Participant shall specify on his or her Plan Year Compensation Deferral Agreement, on or before December 31 of the year prior to the Plan Year in which the Contribution is earned or begins to be earned, whether any portion of such Company Contribution shall be allocated to the Company Stock investment option.  Any portion of a Company Contribution allocated to the

Company Stock investment option will automatically be allocated to the Retirement/Termination Account.  If an allocation to the Company Stock investment option is not timely specified with respect to a Company Contribution on or before the date specified in this Section 8.6(a), no allocation of any portion thereof will be made to the Company Stock investment option at any time thereafter.

(b)         Deferrals.  A Participant shall specify on his or her Plan Year Compensation Deferral Agreement, on or before the deadline for making the Deferral election pursuant to Section 4.2, whether any portion of such Deferrals shall be allocated to the Company Stock investment option.  Any portion of a Deferral allocated to the Company Stock investment option will automatically be allocated to the Retirement/Termination Account.  If an allocation to the Company Stock investment option is not timely specified with respect to a Deferral on or before the date specified in this Section 8.6(b), no allocation of any portion thereof will be made to the Company Stock investment option at any time thereafter.

(c)          Conversion to Phantom Units.  Company Contributions and Deferrals subject to an investment allocation to the Company Stock investment option shall be converted into a credit for a number of Phantom Units on the first Trading Day that occurs during a Window Period ending on or after the date that such cash-based amounts are credited to the Participant’s Account (the “Conversion Date”).  The Company shall convert such cash-based amounts into a credit for that number of Phantom Units equal to the cash amount divided by the Fair Market Value per share of Company Stock determined as of the Conversion Date, rounded down to the nearest whole share.

(d)         Irrevocable Allocation; Form of Payment. A Participant may not change an investment allocation from Company Stock to other investment options.  The distribution of an Account that has been credited to the Company Stock investment option shall be made in the form of shares of Company Stock, equal in number to the number of Phantom Units then credited to such Account, unless otherwise determined by the Committee and subject to compliance with all applicable laws, rules and regulations, including those of any governmental agency or national securities exchange on which the Company Stock is traded.

8.7                               Dividend Equivalents. Dividend equivalents with respect to Phantom Units credited to a Participant’s Accounts will be credited to the applicable Accounts in the form of cash or additional Phantom Units, as determined by the Committee in its discretion.  If applicable, the number of Phantom Units to be credited as of any cash dividend payment date shall equal the quotient obtained by dividing (a) the product of (i) the number of Phantom Units credited to the Account on the record date for such dividend and (ii) the per share dividend payable on such dividend payment date, by (b) the Fair Market Value of a share of Company Stock as of such dividend payment date, rounded down to the nearest whole share.

8.8                               Capitalization Adjustments.  In the event of a Capital Adjustment, the Committee shall proportionately and appropriately adjust the number and kind of Phantom Units allocable to each Account.  The Committee’s determination shall be final, binding and conclusive on all persons.

ARTICLE IX

Administration

9.1                               Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan.

9.2                               Withholding. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.3                               Indemnification. The Company shall indemnify and hold harmless each employee, officer, Director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her or it (including but not limited to reasonable attorneys’ fees) which arise as a result of his or her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or her or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

9.4                               Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.5                               Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X

Amendment and Termination

10.1                        Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X.

10.2                        Amendments. The Company may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment without the consent of the Participant.

10.3                        Termination. The Company may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

10.4                        Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI

Informal Funding

11.1                        General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

11.2                        Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII

Claims

12.1        Legal Action. If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Company shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Company’s trust funding obligation, if any, under Section 11.2.

ARTICLE XIII

General Provisions

13.1        Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting the Company without the consent of the Participant.

13.2        No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company. The right and power of the Company to dismiss or discharge a Participant is expressly reserved. The Company makes no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3        No Employment or Service Contract. Nothing contained herein shall be construed to constitute a contract of employment or service between a Participant and the Company.

13.4        Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

HEADWATERS INCORPORATED

ATTN: GENERAL COUNSEL

10653 S. RIVERFRONT PARKWAY, SUITE 300
SOUTH JORDAN, UT  84095

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5                        Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6                        Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7                        Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8                        Facility of Payment to a Minor.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9                        Governing Law. To the extent not preempted by ERISA, the laws of the State of Utah shall govern the construction and administration of the Plan.

Signature on Next Page

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 23rd day of April, 2012, to be effective as of the Effective Date.

Headwaters Incorporated

By: Harvey J. North (Print Name)

Its: VP Human Resources (Title)

/s/ Harvey J. North (Signature)